Exhibit 99.1

Innovus Pharmaceuticals Reports a Quarterly Net Revenue
Increase of 99.2% and Net Loss Decrease of 74.1%
Compared to the Same Period in 2016

FlutiCare™ on Track for Q4 2017 Launch

SAN DIEGO, August 14, 2017 – Innovus Pharmaceuticals, Inc., (“Innovus Pharma” or the “Company”) (OTCQB: INNV), today announced second quarter 2017 net revenue of $2.0 million compared to $1.0 million in net revenue for the same period in 2016. Net revenue for the six months ended June 30, 2017 was $4.2 million compared to $1.2 million for the same period in 2016. Net loss for the second quarter 2017 was $1.1 million compared to $4.4 million for the same period in 2016 and the net loss for the six months ended June 30, 2017 and 2016 was $3.7 million and $5.9 million, respectively.

“We continue to increase our revenue year over year and decrease our operating loss sequentially quarter over quarter to meet our profitability goal entering 2018,” stated Bassam Damaj, President and Chief Executive Officer of Innovus Pharma. “With the FlutiCare™ launch on the horizon, our push for greater growth and revenue is the icing on the cake” continued Dr. Damaj.

Financial highlights for the three months ended June 30, 2017 included:

●
Net revenue totaled $2.0 million for the three months ended June 30, 2017, compared to net revenue of $1.0 million for the three months ended June 30, 2016.
●
Gross margin increased to 80.0% for the three months ended June 30, 2017, significantly higher than the gross margin for the three months ended June 30, 2016 which totaled 74.2%.
●
Total operating expense was $3.2 million for the three months ended June 30, 2017 or a sequential quarter over quarter decrease of $0.7 million or 17.6% when compared to the three months ended March 31, 2017.
●
Sequential quarter over quarter loss from operations decreased by $0.5 million or 32.3% to $1.1 million for the three months ended June 30, 2017 compared to the three months ended March 31, 2017.
●
Net loss totaled $1.1 million, or ($0.01) per common share, for the three months ended June 30, 2017 representing a 74.1% decrease year over year. The net loss included $0.3 million in non-cash expense related to the amortization of debt discounts, stock-based compensation and depreciation and amortization. Net loss for the three months ended June 30, 2016 totaled $4.4 million or ($0.05) per common share.
●
Sequential quarter over quarter cash used in operations decreased to approximately $474,000 for the three months ended June 30, 2017 compared to approximately $496,000 for the three months ended March 31, 2017.
●
Cash balance totaled $1.8 million at June 30, 2017.

Financial highlights for the six months ended June 30, 2017 included:

●
Net revenue totaled $4.2 million for the six months ended June 30, 2017, compared to net revenue of $1.2 million for the six months ended June 30, 2016.
●
Gross margin increased to 79.9% for the six months ended June 30, 2017, significantly higher than gross margin for the six months ended June 30, 2016 which totaled 69.2%.
●
Total operating expense increased to $7.0 million and included $0.7 million in non-cash share-based compensation and $0.3 million in non-cash depreciation and amortization for the six months ended June 30, 2017.
●
Net loss totaled $3.7 million, or ($0.02) per common share, for the six months ended June 30, 2017. The net loss included a non-cash expense of $0.3 million for the loss on extinguishment of debt as a result of the prepayment of the remaining 2016 convertible debentures. The net loss also included interest expense of $0.7 million, of which $0.6 million was non-cash and related to the amortization of debt discounts. Net loss for the six months ended June 30, 2016 totaled $5.9 million or ($0.08) per common share.

Second quarter 2017 and recent developments:

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Entered into a major supply agreement in May 2017 with West-Ward Pharmaceuticals International Limited, a wholly-owned subsidiary of Hikma Pharmaceuticals PLC to launch FlutiCare™ in the fourth quarter of 2017 under their approved OTC ANDA No. 207597 for fluticasone propionate nasal spray USP, 50 mcg per spray;
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Ordered our first commercial batch of 220,000 units of FlutiCare™ for our expected fourth quarter launch in the U.S.;
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Entered into the oncology supportive care market by signing an exclusive license agreement in June 2016 to two GRAS-Listed OTC compounds for Cachexia and muscle growth and repair from the University of Iowa Research Foundation;
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Entered into an exclusive license and distribution agreement with Densmore Pharmaceutical International in April 2017 for the commercialization of Zestra® in France and Belgium;
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Expanded the exclusive license and distribution territory under our agreement with Densmore to Singapore and Vietnam in July 2017;
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Entered into an exclusive license and distribution agreement with Luminarie Pty Ltd. in May 2017 for the commercialization of Zestra® and Zestra Glide® in Australia, New Zealand and the Philippines;
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Approval notification as a Class I medical device was received to commercialize Zestra® in Australia in July 2017;
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The combination of Apeaz™ cream for arthritis pain relief and ArthriVarx™, a supplement designed to maximize and support joint health, launched under the Beyond Human® Sales and Marketing Platform in July 2017;
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ProstaGorx™, a clinical strength, multi-response prostate supplement, scientifically formulated to effectively maintain good prostate health, was launched under the Beyond Human® Sales and Marketing Platform in May 2017;
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AllerVarx™, a clinically proven supplement for the relief of allergy symptoms, was launched under the Beyond Human® Sales and Marketing Platform in May 2017;
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Expanded product approval for Zestra Glide® and Sensum+® in the 28 countries of the European Union; and
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Expanded patent coverage and filing for Vesele® in the United States and for Sensum+® in Morocco and the 28 countries of the European Union.

The Company will host a conference call at 4:15 p.m. ET/1:15 p.m. PT today to discuss the financial results and recent business developments. To participate in the call, please dial 1-877-883-0383 for domestic callers or 1-412-902-6506 for international callers. Participant Elite Entry Number: 2626860. A replay of the call will be available for 30 days.  To access the replay, dial 1-877-344-7529 domestically or 1-412-317-0088 internationally and reference Conference ID: 10111229. The replay will be available shortly after the end of the conference call.

Consolidated Statements of Operations
	(Unaudited) For the
	Three Months Ended
	June 30,
	2017	2016
Net revenue:
Product sales, net	$2,031,157	$1,019,520
License revenue	7,500	-
Net revenue	2,038,657	1,019,520

Operating expense:
Cost of product sales	408,579	262,934
Research and development	15,063	3,892
Sales and marketing	1,555,736	249,515
General and administrative	1,182,235	945,572
Total operating expense	3,161,613	1,461,913

Loss from operations	(1,122,956)	(442,393)

Other income and (expense):
Interest expense	(110,130)	(1,860,399)
Other income (expense), net	(206)	111
Fair value adjustment for contingent consideration	98,979	(16,750)
Change in fair value of derivative liabilities	3,463	(2,040,909)
Total other expense, net	(7,894)	(3,917,947)

Loss before provision for income taxes	(1,130,850)	(4,360,340)

Provision for income taxes	3,200	-

Net loss	$(1,134,050)	$(4,360,340)

Net loss per share of common stock – basic and diluted	$(0.01)	$(0.05)

Weighted average number of shares of common stock outstanding – basic and diluted	159,997,395	85,395,846

	(Unaudited) For the
	Six Months Ended
	June 30,
	2017	2016
Net revenue:
Product sales, net	$4,208,447	$1,243,983
License revenue	7,500	1,000
Net revenue	4,215,947	1,244,983

Operating expense:
Cost of product sales	849,055	383,057
Research and development	18,246	3,892
Sales and marketing	3,243,087	285,011
General and administrative	2,886,898	2,233,309
Total operating expense	6,997,286	2,905,269

Loss from operations	(2,781,339)	(1,660,286)

Other income and (expense):
Interest expense	(667,609)	(2,251,250)
Loss on extinguishment of debt	(304,828)	-
Other income (expense), net	(822)	1,876
Fair value adjustment for contingent consideration	126,154	(22,334)
Change in fair value of derivative liabilities	(48,193)	(1,983,315)
Total other expense, net	(895,298)	(4,255,023)

Loss before provision for income taxes	(3,676,637)	(5,915,309)

Provision for income taxes	3,200	-

Net loss	$(3,679,837)	$(5,915,309)

Net loss per share of common stock – basic and diluted	$(0.02)	$(0.08)

Weighted average number of shares of common stock outstanding – basic and diluted	147,617,064	70,271,333

Condensed Consolidated Balance Sheet Data

	June 30,	December 31,
	2017	2016
	(Unaudited)	(1)
Assets
Cash	$1,824,633	$829,933
Accounts receivable, net	21,148	33,575
Prepaid expense and other current assets	394,273	863,664
Inventories	586,455	599,856
Intangible assets & other non-current assets	5,587,780	5,900,350
Total assets	$8,414,289	$8,227,378

Liabilities & Stockholders' Equity
Accounts payable and accrued expense	$1,256,551	$1,210,050
Total accrued compensation	2,576,539	2,299,593
Deferred revenue and customer deposits	46,769	11,000
Accrued interest payable	20,587	47,782
Total notes payable and non-convertible debenture, net of discount	819,252	681,127
Total derivative liabilities	90,206	483,744
Total contingent consideration	1,559,763	1,685,917
Convertible debentures, net of discount	-	714,192
Total stockholders' equity	2,044,622	1,093,973
Total liabilities and stockholders’ equity	$8,414,289	$8,227,378

(1) The Condensed Consolidated Balance Sheet Data has been derived from the audited consolidated financial statements as of that date.

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging over-the-counter (“OTC”) consumer goods and specialty pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases. Innovus Pharma delivers innovative and uniquely presented and packaged health solutions through its (a) OTC medicines and consumer and health products, which we market directly, (b) commercial partners to primary care physicians, urologists, gynecologists and therapists, and (c) directly to consumers through our on-line channels, retailers and wholesalers. The Company is dedicated to being a leader in developing and marketing new OTC and branded Abbreviated New Drug Application (“ANDA”) products. The Company is actively pursuing opportunities where existing prescription drugs have recently, or are expected to, change from prescription (or Rx) to OTC.

For more information, go to www.innovuspharma.com; www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.sensumplus.com; www.myandroferti.com; www.fluticare.com; www.beyondhumantestosterone.com; www.getbeyondhuman.com; www.trybeyondhuman.com; www.recalmax.com; www.prostagorx.com; www.allervarx.com; and www.apeaz.com.

Innovus Pharma’s Forward-Looking Safe Harbor

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, its financial results, projected revenues, projected online subscribers and other customers, estimated markets for its products, and statements about achieving its other corporate and business development, growth, commercialization, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent filing on Form S-1, annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

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Contact:
Emerging Markets Consulting, LLC
James S. Painter, III
321-206-6681
jamespainter@emergingmarketsllc.com